UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 28, 2005

                                CONCENTRAX, INC.
             (Exact name of registrant as specified in its charter)

           Nevada                   000-32459                65-0887846
(State or other jurisdiction      (Commission             (IRS Employer
       of incorporation)           File Number)         Identification No.)


                          2400 Augusta Place, Suite 425
                              Houston, Texas 77057
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (888) 340-9715

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On June 28, 2005, Robert D. Francis was appointed to the position of Chief Executive Officer of the Company and Steven H. Grant was appointed to the positions of Chief Financial Officer and Secretary of the Company. Also on June 28, 2005, Mark Gifford resigned as Chief Executive Office of the Company, Paul Smith resigned as Chief Financial Officer and Treasurer of the Company, and Robert Michael Looney resigned as Secretary of the Company. Messrs. Francis and Grant and Gerry Chastelet are currently director nominees of the Company, all of whom the Company plans to appoint as directors approximately ten days after the date the Company transmits to all holders of record of the Company's common stock information required by Rule 14f-1 under the Securities Exchange Act of 1934, as amended.

     Mr. Francis is currently a director and Chairman of the Board of WaveRider Communications Inc., a public company whose common stock is quoted on the OTC Bulletin Board. Mr. Francis has been the Managing Partner of Milford Communications Partners LLC since 1993. Milford Communications Partners is a technology consulting firm specializing in wireless communications and automatic vehicle location systems. Mr. Francis also serves on the Board of Pluris Partners, Inc., the fund manager for the Pluris Opportunity Fund. Since 2003, Mr. Francis has served on the Board of Calmar Research Corporation and its newly formed subsidiary, Calmar Telematics, LLC. In 2004 he helped found, is a major shareholder in and is on the Board of Cirrus Communications Pty. Ltd, Sydney, Australia, an operator of fixed broadband wireless networks. From June 2002 to May 2003, Mr. Francis served on the Board of SkyLynx Communications, a public company whose common stock is quoted on the OTC Bulletin Board. Mr. Francis has a Bachelor of Arts degree from Hendrix College, Conway, Arkansas

     Mr. Grant is currently a director of WaveRider Communications Inc., a public company whose common stock is quoted on the OTC Bulletin Board. Since 2001, Mr. Grant has been the General Partner in Optima Partners, LLP, a partnership focused on real estate investment and property management. From 1997 to 2001, Mr. Grant was Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary of Digital Lightwave, Inc., a public company whose common stock is quoted on the OTC Bulletin Board. Mr. Grant has a masters in business administration from the University of South Florida and is a former Certified Public Accountant in Florida and Texas.

     Mr. Chastelet retired from active operational activities in the technology industry in 2002 to manage his personal investments. Mr. Chastelet is currently a director of WaveRider Communications Inc., a public company whose common stock is quoted on the OTC Bulletin Board, and a director of Technology Research Corporation, a public company whose common stock is quoted on the Nasdaq National Market. From December 1998 to January 2002, Mr. Chastelet was the President, Chairman and Chief Executive Officer of Digital Lightwave, Inc., a public company whose common stock is quoted on the OTC Bulletin Board. From December 1995 to October 1998, Mr. Chastelet served as President and Chief Executive Officer of Wandel and Goltermann Technologies, Inc., a global supplier of communication test and measurement equipment. Mr. Chastelet holds a degree in electronics engineering from Devry Institute of Technology and is a graduate of the University of Toronto Executive Masters in Business Administration program.

     There was no arrangement or understanding between Messrs. Francis, Grant or Chastelet and any other person pursuant to which they were selected as director nominees. On June 8, 2005, the Company completed the sale of 10,000,000 shares of the Company's common stock and cashless warrants to purchase 1,000,000 shares of the Company's common stock to Pluris Opportunity Fund for aggregate gross proceeds totaling $250,000. As described above, Mr. Francis serves on the Board of Pluris Partners, Inc., the fund manager for the Pluris Opportunity Fund. In addition, Messrs. Francis, Grant, and Chastelet have a minor passive investment as limited partners in the Pluris Opportunity Fund. Except for the sale of securities to Pluris Opportunity Fund, there was no transaction involving an amount exceeding $60,000 during the last two years, or any such proposed transaction, to which the Company was or is to be a party, in which Messrs. Francis, Grant or Chastelet had or is to have a direct or indirect material interest. There are no family relationships between Messrs. Francis, Grant or Chastelet, and the Company's directors, executive officers or persons nominated or charged by the Company to become directors or executive officers. The Company does not currently have any employment agreements in effect for the employment of Messrs. Francis or Grant.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                CONCENTRAX, INC.


 Dated:    July 5, 2005                         By: /s/ Steven H. Grant
                                                --------------------------
                                                Steven H. Grant
                                                Chief Financial Officer